Exhibit 10.41

Confidential

ALIBABA (CHINA) CO., LTD.

AND

CHONGQING ALIBABA SMALL LOAN CO., LTD.

SOFTWARE SYSTEM USE AND SERVICE AGREEMENT

SOFTWARE SYSTEM USE AND SERVICE AGREEMENT

THIS SOFTWARE SYSTEM USE AND SERVICE AGREEMENT (this “Agreement”), dated August 12, 2014, is entered into by and between Alibaba (China) Co., Ltd., a limited liability company registered in China (“Party A”) and Chongqing Alibaba Small Loan Co., Ltd., a limited liability company registered in China (“Party B”; Party B and Party A shall be referred to collectively as the “Parties” and individually as a “Party”) in Hangzhou, China.

Recitals

WHEREAS, Party A agrees to authorize and license Party B to use the software systems in relation to the Business as set forth in Appendix I (“Software Systems”);

WHEREAS, Party A agrees to provide the corresponding technical support in connection with Party B’s use of the Software Systems;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties, the performance by the Parties in good faith and other valid and valuable considerations, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1. The capitalized terms used herein but not otherwise defined shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Owner” of any security means any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Business” means the loans and relevant services provided by Party B and its subsidiaries to SMEs.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a person, and shall include adoptive relationships of the same type.

“Laws” means laws, regulations, ordinances, provisions, detailed rules, standards, orders or regulatory documents of the PRC or other jurisdictions.

“Person” means any individual, limited liability company, corporation, association, partnership, commercial trust, stock company, joint venture, trust, property with fiction personality or other entities or organizations of any nature.

“PRC” or “China” means the People’s Republic of China, for the purposes of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“Related Party” of any Person means:

(a) any Person who, individually or as part of a group, Beneficially Owns more than five percent (5%) of the Securities of such Person, determined on a fully-diluted basis, using the treasury stock method,

(b) any officer or director, or individual performing an equivalent function, of such Person or any Person named in clause (a),

(c) any Family Member of any such Person or any Person named in clause (a) or (b), or

(d) any other Person in which any Person named in clauses (a), (b) or (c) Beneficially Owns more than twenty percent (20%) of the Securities of such Person, determined on a fully-diluted basis, using the treasury stock method.

“Securities” means any equity capital or equity security, and rights, options or warrants or other Contracts to purchase any equity capital or equity security, and any equity capital or equity securities or Contracts of any type whatsoever that are, or may become, convertible into or exchangeable for such equity capital or equity security or that derive value, in whole or in part, from any equity capital or equity security (including Swap Agreements), or represent the right to share in the profits, income or revenues of the relevant Person.

“SMEs” means borrowers in the small- and medium-sized enterprise financing market.

“SME Loans” means the loans of the type provided to SMEs by Party B and its subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or Securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

1.2. Each of the following terms is defined in the Article or Section set forth opposite such term:

Term	Article/Section
“Party A”	Preamble
“Party B”	Preamble
“Party” or “Parties”	Preamble
“Agreement”	Preamble
“Term”	2
“Fees”	3.1
“Confidential Information”	4.1

ARTICLE 2

SOFTWARE SYSTEM USE AND SERVICES

2.1.	Term. The Parties hereby acknowledge and agree that, during the term from August 12, 2014 to December 31, 2021 (“Term”), Party A licenses Party B to use the Software Systems on a non-exclusive basis and provides Party B with certain services in relation to Party B’s use of the Software Systems in the Business, including, without limitation, (1) operation and solutions in relation to the Software Systems; (2) daily management, maintenance and update of the Software Systems; and (3) technical advisory service and other services in relation to the Software Systems.

2.2.	Ownership/No Other Grant. Party A retains all right, title and interest in and to the Software Systems licensed to Party B pursuant to this Agreement, including, without limitation, all developments, improvements and modifications thereto (if any) created by or for Party A to such Software Systems during the course of providing any services to Party B hereunder. Except as expressly provided herein, nothing in this Agreement will constitute or be deemed to be any grant, directly or by implication, estoppel or otherwise, of any right, license or covenant from Party A to Party B or any of its Affiliates.

ARTICLE 3

SOFTWARE SYSTEM FEE AND SOFTWARE SERVICE FEE

3.1.	Fees. During the Term, Party B shall pay Party A a Software System fee and a software service fee (“Fees”) as determined in accordance with Appendix II which is pursuant to the relevant PRC tax laws.

3.2.	License Fee Payment Obligation upon Termination of this Agreement. Upon termination of this Agreement, all the Fees owed by Party B to Party A shall be paid promptly.

ARTICLE 4

CONFIDENTIALITY

4.1.	Confidential Information and Confidentiality Obligations. Irrespective of whether this Agreement has been terminated, each of the Parties shall maintain in strict confidence the business secrets, proprietary information, customer information, personal information and any other information of a confidential nature of the other Party coming into its knowledge during the entry into and performance of this Agreement (“Confidential Information”). Except where prior written consent has been obtained from the Party disclosing the Confidential Information or where disclosure to a third party is mandated by relevant Laws, including Laws of the place of listing of an Affiliate of a Party, the Party receiving the Confidential Information shall not disclose any Confidential Information to any third party.

4.2.	Exceptions. The following information shall not constitute the Confidential Information:

(a) any information which, as shown by written evidence, has previously been known to the receiving Party by way of legal means; or

(b) any information which enters the public domain other than as a result of a fault of the receiving Party; or

(c) any information lawfully acquired by the receiving Party from another source subsequent to the receipt of relevant information.

4.3.	Disclosure of Confidential Information to Certain Persons. A receiving Party may disclose the Confidential Information of the disclosing Party to its relevant employees, agents or its appointed professionals, provided that such receiving Party shall ensure that such persons shall comply with relevant terms and conditions of this Agreement and that it shall assume any liability arising out of any breach by such persons of relevant terms and conditions of this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1.	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)	it has requisite corporate capacity to execute this Agreement, grant the rights and licenses granted herein and perform this Agreement in the other aspects;

(b)	upon execution and delivery, this Agreement shall constitute its legal, valid and binding obligations enforceable against it in accordance with its terms; and

(c)	it shall perform its obligations hereunder in accordance with all the requirements of the Laws.

5.2.	Disclaimer. TO THE EXTENT PERMITTED BY APPLICABLE LAWS, OTHER THAN THE EXPRESS WARRANTIES SET FORTH IN SECTION 5.1, EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.

ARTICLE 6

TERMINATION

6.1	Termination of Agreement. The Term of this Agreement shall terminate on the earlier of (i) expiration of the Term, and (ii) termination of this Agreement upon the mutual written agreement of the Parties or in accordance with the terms of this Agreement.

6.2	No Termination by Party B. Party B shall have no right to terminate this Agreement based on any breach hereof or for any other reason, and Party B’s sole and exclusive remedy with respect to any breach hereof by Party A will be to seek monetary damages for the breach and, in the case of Party A’s material breach of Article 4, injunctive or other equitable remedies to cure, limit and restrain such breach or threatened breach.

6.3	Termination by Party A.

(a) Party B Bankruptcy. Party A shall have the right to terminate this Agreement on the occurrence of any of the following events if: (i) Party B files a petition for bankruptcy or is adjudicated as bankrupt; (ii) Party B becomes insolvent and makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy Law; (iii) Party B discontinues its business; or (iv) an administrator is appointed for Party B or its business.

(b) Material Amendments. Party A shall have the right to terminate this Agreement if (i) the Parties are required to amend any material term or condition of this Agreement as a result of applicable Laws, including those of the place where any Affiliate of a Party is listed, which would result in the reduction of the Fees and (ii) the Parties are unable to agree as to the substance of such amendment(s) or an alternative method of ensuring that the difference in the amounts due to Party A by Party B hereunder are made payable by such amendment or method. For the avoidance of doubt, any required amendment to Section 2 or Section 3 shall be deemed an amendment of a material term or condition for the purposes of this Section 6.3(b).

(c) Party B Breach. Party A shall have the right to terminate this Agreement if Party B or any subsidiary of Party B materially breaches this Agreement and fails to cure such material breach within sixty (60) days of receiving notice thereof from Party A.

6.4	Effect of Termination. Upon any expiration or termination of this Agreement, all rights and licenses granted by Party A to Party B hereunder shall immediately terminate, and each Party shall promptly return to the other Party or destroy (at the other Party’s request) all Confidential Information (including software) of the other Party then in its possession.

6.5	Survival. The responsibilities and obligations of the Parties under Sections 2.2, 6.4 and 6.5, and Articles 1, 3 (to the extent of any outstanding payments), 4, 5 and 7 shall survive the expiration or termination of this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1.	Governing Law. This Agreement, the rights and obligations of the Parties hereto and any claim or dispute in connection therewith shall be governed by, and construed in accordance with, the PRC Laws.

Each Party shall comply with all applicable Laws in connection with the exercise of its rights and performance of its obligations pursuant to this Agreement, including, without limitation, any laws governing the collection, transfer, processing and use of personal information or similar information hereunder.

7.2.	Waiver. No failure or delay of either Party in exercising any remedy hereunder shall operate as a waiver thereof, and no single or partial exercise of any other remedy shall preclude any further exercise thereof or the exercise of any other remedy.

7.3.	Severability. Should any one or more provisions of this Agreement or any other agreement or document executed under or in connection with this Agreement be held invalid, such invalidity shall not affect the validity of the remaining provisions of this Agreement or any such other agreement or document or any part thereof. No Party shall, or shall permit any of its Related Parties to, directly or indirectly assert that any provision of this Agreement (or any similar agreement entered into by its Affiliates pursuant to Section 7.12 of this Agreement) is invalid, illegal or unenforceable.

7.4.	Copy. This Agreement shall be made in two (2) originals, with each Party holding one (1) copy.

7.5.	Notices.

All the notices and correspondences hereunder shall be written in Chinese, sent by facsimile, personal delivery or internationally recognized courier, and deemed to have been delivered to a Party (unless otherwise stipulated herein):

(a)	when the facsimile machine of the sending Party has generated a complete transmission report, showing that the facsimile has been successfully transmitted to the facsimile number of the receiving Party as set forth below (or any changed facsimile number as may be notified to the sending Party);

(b)	when delivered personally to the address of the receiving Party as set forth below (or any changed address as may be notified to the sending Party); or

(c)	upon receipt by the receiving Party, if sent by an internationally recognized courier service to the address of the receiving Party as set forth below (or any changed address as may be notified to the sending Party),

Relevant facsimile numbers and addresses of the Parties:

Party A:

Address:	969 Wenyi Xi Road, Yuhang District, Hangzhou, China (311121)
Facsimile:	(86) 571 8981 5505
Attention:	Legal Department

Party B:

Address:	22th Floor, Building B, Huang Long Shi Dai Square, No. 18, Wantang Road Hangzhou, China (310099)
Facsimile:	(86) 571 8815 7868
Attention:	Legal Department

provided that any change to the facsimile number or address shall take effect only after a notice regarding such change has been given in accordance with the provisions of Section 7.5.

7.6.	Publication. Without the prior written consent of the other Party, neither Party shall, nor shall it cause others to, make any press release or public disclosure with respect to the subject matter hereof, or otherwise communicate with any news media with respect thereto; unless otherwise required by the applicable Laws, any competent administrative or governmental authority, or any applicable provisions of any listing agreement with, or any rules of, any stock exchange (as applicable).

7.7.	Counterparts. This Agreement, any amendment hereto, or any other agreement (or document) delivered pursuant to this Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts by affixing their company stamps. All of such counterparts taken together shall constitute one and the same agreement (or other document), and shall take effect when each Party has executed and delivered to the other Party one or more counterparts (unless otherwise stipulated in such other documents).

7.8.	Headings.

The descriptive headings of this Agreement are inserted for convenience of reference only, and shall not affect the meaning or interpretation of this Agreement in any manner.

7.9.	Force Majeure.

Other than with respect to either Party’s payment obligations hereunder, in the case of any failure or delay of either Party in the performance of its obligations hereunder due to riot, insurrection, fire, flood, storm, explosion, act of God, government action, earthquake, shortage of materials or any other event that is unforeseeable, unavoidable and beyond the reasonable control of such Party, such Party shall not bear any liability for any reason.

7.10.	Assignment.

Without the prior written consent of the other Party, neither Party shall assign or transfer, in whole or in part, this Agreement (whether directly or indirectly, whether by operation of Law or otherwise, including, without limitation, merger, consolidation, amalgamation, restructuring or disposal of shares).

7.11.	Amendments.

No amendment, waiver or discharge of this Agreement (including any exhibit or appendices hereto) shall be valid unless in writing and signed by the Party against which such amendment, waiver or discharge is sought to be enforced.

7.12.	Succession.

This Agreement shall be binding upon the legal successors of the Parties. For the avoidance of doubt, the legal successors of Party B include any Person, including any Affiliate of Party B, that succeeds to, engages in or continues all or part of the Business conducted by Party B during the Term hereof. If, during the Term hereof, any Affiliate of Party B engages in providing SME Loans to SMEs, regardless of whether such Affiliate’s provision of SME Loans to SMEs constitutes a succession of, engagement in or continuation of the Business conducted by Party B, Party B shall cause such Affiliate to, and Party A shall, enter into an agreement on the same terms and conditions as this Agreement (including, without limitation, the payment of Fees hereunder, which, for the avoidance of doubt, shall be calculated pursuant to Appendix II after replacing each reference to Party B therein to a reference to such Affiliate). If any legal successor of Party B does not succeed to the rights and obligations under this Agreement as a matter of law, or if any Affiliate of Party B engaged in providing SME Loans to SMEs does not enter into an agreement on the same terms and conditions of this Agreement (including, without limitation, the payment of Fees hereunder) despite Party A being prepared to enter into such an agreement, Party B shall pay to Party A such amounts as would have been payable by such Affiliate as a successor or under such separate agreement.

7.13.	Taxes.

Each of the Parties undertakes to file and pay the taxes in connection with the transactions hereunder in accordance with Law.

[The remainder of this page is intentionally left blank.]

[Signature Page]

IN WITNESS WHEREOF, Party A and Party B have caused this Agreement to be duly executed by affixing the company stamps and delivered on the date first written above.

Alibaba (China) Co., Ltd.

(Seal)

Chongqing Alibaba Small Loan Co., Ltd.

(Seal)

Appendix I

Software Systems

基于网络商户数据及行为的信贷业务管理方法及系统	Credit Business Management Methods and Systems Based on Online Customer Data and Behavior

信贷管理信息系统	Credit Management Information System

客户关系系统	Customer relations system

信贷业务系统	Credit business system

核心账务系统	Core accounting system

营销管理系统	Marketing and sales management system

催收管理系统	Collection management system

资产转让管理系统	Asset transfer management system

信贷审批系统	Credit approval system

外访调查系统	External investigation system

非现场监管系统	Offsite monitoring system

基于云计算和云存储的	Cloud computing and storage-based system

风险决策模型及系统	Risk management model and system

信用风险评分模型及系统	Credit risk evaluation model and system

交易欺诈识别模型及系统	Transaction fraud identification model and system

商家交易波动及成长评估模型及系统	Merchant transaction fluctuation and growth assessment model and system

复杂营销管理方法及系统	Complex marketing and management method and system

风险定价模型及策略	Pricing model and strategy based on risk assessment

Appendix II

Calculation of Fees

The Parties agree and acknowledge that, in consideration for the licensing of the Software Systems and provision of services with respect to the Software Systems by Party A to Party B, Party B shall pay the following Fees to Party A:

(i)	For the years (calendar years) of 2015 to 2017, Party B shall pay Fees to Party A on an annual basis in an amount equal to 2.5% of the average daily book balance of the SME Loans made by Party B and its subsidiaries, it being understood and agreed by the Parties that, for purposes of the calculation of Fees pursuant to this Appendix II and applicable accounting standards, all SME Loans shall continue to be held on the books of Party B and its subsidiaries and included in the relevant average daily book balance notwithstanding any such SME Loan having been (a) securitized, (b) factored or (c) otherwise monetized, separately from a full disposition of their interests in such SME Loan, via transfer by Party B or any of its Affiliates to a third Person through a special plan, a targeted plan, any other asset transfer project or otherwise. The Fees due hereunder shall be paid within 120 days (calendar days) after the end of each calendar year.

(ii)	In the years (calendar years) of 2018 to 2021, Party B shall pay Fees to Party A on an annual basis in an amount equal to the amount paid for the year (calendar year) of 2017, which shall be paid within 90 days (calendar days) after the end of each calendar year.